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                                                                   EXHIBIT 99.1C

                    GOLDMAN SACHS VARIABLE INSURANCE TRUST

                         AMENDMENT NO. 2 TO AGREEMENT
                           AND DECLARATION OF TRUST


     The undersigned Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on __________________:

          RESOLVED, that the Agreement and Declaration of Trust be amended as contemplated in Article V, Section 1 by establishing and designating a separate class of shares of beneficial interest of each of Goldman Sachs CORE Large Cap Value Fund, Goldman Sachs CORE International Equity Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Conservative Strategy Fund, Goldman Sachs Balanced Strategy Fund, Goldman Sachs Growth and Income Strategy Fund, Goldman Sachs Growth Strategy Fund and Goldman Sachs Aggressive Growth Strategy Fund to have the relative rights and preferences set forth in the prospectus offering such class shares.

          FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

As of _____________, 1999
                                  Title:  Assistant Secretary
                                  ---------------------------